Exhibit 99

Contact: Mark L. Mestayer
Chief Financial Officer
(225) 293-9440

PICCADILLY APPOINTS NEW MARKETING EXECUTIVE,
CLOSES NON-PERFORMING CAFETERIAS,
ANNOUNCES SALE-LEASEBACK TRANSACTION, AND
AMENDS ITS SENIOR CREDIT FACILITY

Baton Rouge, Louisiana (August 9, 2001) -- Piccadilly Cafeterias, Inc. (NYSE:PIC) today announced that it has appointed a new marketing executive, closed 14 non-performing cafeterias, successfully completed a sale and leaseback transaction, and amended its Senior Credit Facility.

New Marketing Executive Appointed

The Company is pleased to announce that Brian Dixon (age 54) has been appointed Executive Vice President, Marketing. This appointment was made following a national search for an executive with a solid record of performance in the consumer food industry. Dixon has had senior leadership positions in marketing at multiple consumer food companies. Throughout his career, Dixon has developed marketing strategies that have built market share, revitalized image and created brand growth and vitality.

Azam Malik, President and Chief Operating Officer, stated, "We believe that Brian brings experience and a successful record of marketing leadership and innovative ideas to our Company. His appointment is part of our reorganization plan, and we welcome him to our executive team."

Dixon was previously Senior Vice President of Marketing and Chief Marketing Officer of Papa Murphy's Pizza International, a 580-unit pizza chain with annual revenues of $300 million, which operates in the Northwest. Under his leadership, the company developed new products, improved existing products, and created a successful sales building program and advertising campaign. Prior to this position, he was Chief Marketing Officer at Round Table Pizza, Inc., a 530-unit pizza chain with annual revenues of $350 million. He was instrumental in the development of a strategic plan, which resulted in a resurgence of unit growth and drove new product development. He honed his brand and image development skills while in various corporate marketing positions at Long John Silver's, Inc.; Pizza Hut, Inc., a division of PepsiCo; and Procter and Gamble.

Dixon has B.A. and M.B.A. degrees from Brigham Young University in Advertising, Public Relations, and Marketing.

14 Non-Performing Cafeterias Closed

The Company closed 14 non-performing cafeterias on July 31, 2001. An ongoing evaluation of these cafeterias was completed during the fourth quarter ended June 30, 2001, which confirmed that operating cash flows from these cafeterias were insufficient to cover their associated lease payments and operating costs. The Company estimates that closing these cafeterias will improve earnings by approximately $2.0 million annually. In connection with the closings, the Company expects to take a one-time charge of $3.5 million during the fourth quarter.

The Company closed locations in the following states: Alabama (2), Florida (7), Kentucky (1), Maryland (1), Missouri (1), Mississippi (1) and Virginia (1).

Ronald LaBorde, Chief Executive Officer stated, "We are on course with our strategic planning process. Closing these non-performing cafeterias was a required step to improve cash flow and return the Company to profitability."

Sale-Leaseback Transaction Completed and Senior Credit Facility Amended

The Company also announced the completion of a sale-leaseback transaction involving six cafeteria properties. The Company sold the six properties to an affiliate of U.S. Realty Advisors, LLC ("Purchaser") and simultaneously executed long-term leases with the Purchaser that provide for the Company's continued operation of cafeterias at the six sites. Franchise Finance Corporation of America provided financing to the Purchaser. This transaction will make a positive contribution to ongoing earnings of $0.9 million annually.

The Purchaser paid approximately $9.0 million in cash for the properties. The Company used substantially all of the net sale proceeds to make open-market purchases of $9.4 million of its 12% Senior Secured Notes due 2007. For the first quarter ending September 30, 2001, the Company expects to record an extraordinary charge of $1.0 million, primarily for the prorata share of unamortized financing costs.

As a result of the transaction, the borrowing availability under the Senior Credit Facility was reduced from $19.2 million to approximately $14.4 million. Currently, the Company has posted $10.7 million in letters of credit under the Senior Credit Facility, but has no borrowings. The Company expects cash flow from operations and remaining borrowing availability to be sufficient to meet anticipated operating and capital expenditure needs in the foreseeable future.

The Company announced in June that it had amended its Senior Credit Facility to lower the required minimum tangible net worth to a level that accommodated both the third quarter results and the anticipated fourth quarter charges. That amendment cured a technical violation of a financial covenant as of March 31, 2001. The Company was in compliance with the amended Senior Credit Facility as of June 30, 2001. In connection with the sale-leaseback transaction, the Company negotiated an amendment to the Senior Credit Facility that further lowered the required minimum tangible net worth level.

Mark Mestayer, Chief Financial Officer, stated, "The sale-leaseback transaction is an important step to improve financial performance and reduce our overall cost of capital. We are pleased that our lender group supported the transaction and agreed to further amend the Senior Credit Facility. The new amendment provides the Company additional flexibility to implement its business plan. Unless the Company's performance is significantly below our plans, we believe that the Company will remain in compliance with the financial covenants of the Senior Credit Facility for the foreseeable future."

Piccadilly is a market leader in the dining-out industry and operates 216 cafeterias in the Southeastern and Mid-Atlantic states. For more information, visit the Company's website at www.piccadilly.com.

Certain statements contained in this press release may be forward-looking statements. These forward-looking statements and all other statements are subject to a number of risks and uncertainties, and actual results may differ materially than those forecasted. Certain factors, which could affect the accuracy of statements in this press release, are identified in the public filings made by Piccadilly Cafeterias, Inc. with the Securities and Exchange Commission.